EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Announces the Sale of its Western Core Fayetteville Shale Properties

for approximately $200 million; Retains Interests in

Eastern Core Fayetteville Shale Properties

NOVEMBER 27, 2007 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced today that it has entered into a definitive agreement with Petrohawk Energy Corporation (“Petrohawk”)(NYSE: HK) to sell the entire Western core of its Arkansas Fayetteville Shale properties (approximately 14,200 acres, net to Contango) for approximately $200 million. The sale is expected to close in December 2007 and is subject to customary closing conditions and adjustments.

Contango and its partners have agreed to sell 24,078 acres for $343 million. Gross production is currently 60 million cubic feet per day (“Mmcf/d”) (approximately 6 Mmcf/d net to Contango). The sale is part of the Company’s previously announced review of strategic alternatives to enhance shareholder value. Contango and its partners will continue to own approximately 20,000 acres (approximately 11,200 acres, net to Contango) in the Eastern core of the Arkansas Fayetteville Shale play on which Contango and its partners have interests in approximately 30 producing wells and numerous drilling locations.

Contango has a 70% interest in its Fayetteville Shale play prior to a basket project payout. After project payout of approximately $47 million, net to Contango, which will occur as a result of this sale, Alta Resources LLC (“Alta”) will be assigned a 20% reversionary interest. Contango will have a 56% interest in the Eastern core of its Fayetteville Shale properties, which are not part of the current sale transaction.

The definitive agreement executed with Petrohawk contains customary terms and closing conditions for transactions of this type. The sale will be effective October 1, 2007. Merrill Lynch & Co. acted as marketing and financial advisor to Contango and its partners in connection with the sale.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “Contango will seek to use the proceeds from this sale, assuming successful completion, to finance the purchase of producing properties utilizing a like-kind exchange structure. Alta has done a tremendous job and I would like to thank them on behalf of all Contango shareholders.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango’s expectations. The statements reflect Contango’s current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango’s publicly available reports filed with the Securities and Exchange Commission.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com